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                                                                    Exhibit 11.1

                      WIRELESS TELECOM GROUP, INC.
                    COMPUTATION OF PER SHARE EARNINGS
                               (UNAUDITED)

                                                           For the Three Months                  For the Nine Months
                                                           Ended September 30,                   Ended September 30,
                                                          ----------------------                ----------------------
                                                           1999             1998                 1999           1998
                                                           ----             ----                 ----           ----
Income from continuing operations                      $ 668,596          $ 107,208          $1,846,967      $1,005,502
   Income (Loss) from discontinued operations
   and gain on sale of test equipment business           (16,934)          (242,397)          3,578,737        (313,827)
                                                       ---------         ----------          ----------      ----------
Net Income (Loss)                                      $ 651,662         $ (135,189)         $5,425,704      $  691,675
                                                       =========         ==========          ==========      ==========
BASIC EARNINGS (LOSS):

Weighted average number of common shares
Outstanding                                           17,173,988         17,557,298          17,416,122      17,533,180
                                                      ==========         ==========          ==========      ==========
Basic earnings (loss) per common share:
                Continuing operations                      $0.04             $ 0.00               $0.11         $  0.06
                Discontinued operations                     0.00              (0.01)               0.20           (0.02)
                                                      ----------         ----------          ----------      ----------
                                                           $0.04             $(0.01)              $0.31         $  0.04
                                                      ==========         ==========          ==========      ==========
DILUTED EARNINGS (LOSS):

Weighted average number of common shares
Outstanding                                           17,173,988         17,557,298          17,416,122      17,533,180
Stock Options                                             84,401                  -              67,385          41,344
                                                      ----------         ----------          ----------      ----------
Weighted average number of common shares
outstanding, as adjusted                              17,258,389         17,557,298          17,483,507      17,574,524
                                                      ==========         ==========          ==========      ==========
Diluted earnings (loss) per common share:
                Continuing operations                      $0.04             $ 0.00               $0.11         $  0.06
                Discontinued operations                     0.00              (0.01)               0.20           (0.02)
                                                      ----------         ----------          ----------      ----------
                                                           $0.04             $(0.01)             $ 0.31         $  0.04
                                                      ==========         ==========          ==========      ==========

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